Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 2-50327, 2-95574, and 33- 27628) on Form S-8 of General Mills, Inc. of our report dated June 14, 2023, with respect to the financial statements and the supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2022 of the General Mills 401(k) Plan.

/s/ KPMG LLP

Minneapolis, Minnesota June 14, 2023